NEW JERSEY RESOURCES INCREASES FISCAL 2021 NET FINANCIAL EARNINGS GUIDANCE

WALL, NJ, March 15, 2021 – New Jersey Resources (NYSE: NJR) today announced an increase to its fiscal 2021 net financial earnings (NFE) guidance to a range of $1.85 to $1.95 per share, from the previously announced range of $1.55 to $1.65 per share.

The increase in guidance is due primarily to better-than-anticipated results at NJR Energy Services (Energy Services). During the second quarter of fiscal 2021, a period of widespread cold across the U.S. led to unusually high demand for natural gas. Energy Services’ geographically diverse storage and transportation assets enabled that business to meet the needs of its customers during a time of unprecedented volatility. Leaf River, NJR’s natural gas storage facility located in Mississippi, also performed well, providing uninterrupted service to its customers under challenging circumstances. The updated NFE guidance range of $1.85 to $1.95 per share is net of estimated reserves for bad debt exposure.

The chart below represents the NFE contributions NJR currently expects from its businesses in fiscal 2021:

	Previous Fiscal 2021E	Updated Fiscal 2021E
Company	NFE Contribution	NFE Contribution
New Jersey Natural Gas	65% - 72%	56% - 61%
Clean Energy Ventures	15% - 20%	10% - 15%
Storage & Transportation	8% - 10%	7% - 11%
Energy Services	3% - 4%	18% - 23%
Home Services	0% - 2%	0% - 2%

“Surrounding our core utility with a diversified group of complementary businesses has benefitted NJR over the years and this guidance increase is no exception. This result is a credit to the deep experience and hard work of the Energy Services team,” said Steve Westhoven, president and CEO of New Jersey Resources.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on NJR will be those anticipated by management. Forward-looking statements in this release include, but are not limited to, certain statements regarding NJR’s fiscal 2021 NFE guidance, forecasted contribution of business segments to NJR’s NFE for fiscal 2021 and the risks associated with bad debt exposure.

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NEW JERSEY RESOURCES INCREASES FISCAL 2021 NET FINANCIAL EARNINGS GUIDANCE

Additional information and factors that could cause actual results to differ materially from NJR’s expectations are contained in NJR’s filings with the U.S. Securities Exchange Commission (“SEC”), including NJR’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http://www.sec.gov. Information included in this release is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR's results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Non-GAAP Financial Information:

This release includes the non-GAAP financial measure NFE per share. As an indicator of NJR’s operating performance, this measure should not be considered an alternative to, or more meaningful than, net income per share as determined in accordance with GAAP. This information has been provided pursuant to the requirements of SEC Regulation G. NFE excludes unrealized gains or losses on derivative instruments related to the company’s unregulated subsidiaries and certain realized gains and losses on derivative instruments related to natural gas that has been placed into storage at Energy Services, net of applicable tax adjustments as described below. Volatility associated with the change in value of these financial instruments and physical commodity reported on the income statement in the current period. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction because it shows changes in value currently instead of when the planned transaction ultimately is settled. An annual estimated effective tax rate is calculated for NFE purposes and any necessary quarterly tax adjustment is applied to Energy Services.

Management uses this non-GAAP financial measure as a supplemental measure to other GAAP results to provide a more complete understanding of NJR’s performance. Management believes this non-GAAP financial measure is more reflective of NJR’s business model, provides transparency to investors and enables period-to-period comparability of financial performance. For a full discussion of NJR’s non-GAAP financial measures, please see NJR’s 2020 Form 10-K, Item 7.

NEW JERSEY RESOURCES INCREASES FISCAL 2021 NET FINANCIAL EARNINGS GUIDANCE

About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 357 megawatts, providing residential and commercial customers with low-carbon solutions.

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●	Storage & Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River Energy Center and the Adelphia Gateway Pipeline Project, as well as our 50 percent equity ownership in the Steckman Ridge natural gas storage facility, and our 20 percent equity interest in the PennEast Pipeline Project.

●	NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its nearly 1,200 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®. For more information about NJR: www.njresources.com.

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